Exhibit 10.30

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the date set forth below between InfuSystem, Inc. ("Corporation") and Thomas Ruiz ("Employee").

Recitals

RECITAL A.	Corporation is generally engaged in the business of providing Ambulatory Infusion Pumps and IV Delivery Systems;

RECITAL B.	Corporation desires to hire Employee for its business as it’s Senior Vice President, Sales and Marketing; and

RECITAL C.	Employee and Corporation desire to have their rights and obligations specified herein.

THEREFORE, in consideration of the mutual covenants stated herein, the parties agree as follows:

Section 1. Scope of Employment.

A.     Corporation hereby employs Employee and Employee accepts such employment as Senior Vice President, Sales and Marketing. Among other responsibilities set forth in the Job Description for the position, Employee shall be responsible for the Sales and Marketing for all InfuSystem, Inc., including the Infusion Products, Oncology, and Pain Management divisions. Employee shall be paid in accordance with the provisions of Section 3 of this agreement.

B.     During the term of this Agreement, Employee shall diligently and conscientiously devote Employee’s full time, attention and energies (but in no event less than 40 hours per week) to the duties herein described. Employee shall not engage in any other employment or business activity without the express prior written consent of Corporation. Employee shall not, directly or indirectly, engage or participate in any activities at any time during the term of this Agreement which conflict with the best interests of Corporation. Employee shall work at such times and at such places as required by Corporation.

C.      Employee shall, at all times during the term of this Agreement, discharge Employee’s duties herein described in consultation with and under the direction, approval and control of the Chief Executive Officer, Chief Financial Officer, or such other individual as designated by Corporation. Notwithstanding any other provision of this Agreement, Corporation reserves the absolute right, in its sole and absolute discretion, to make any and all decisions with respect to actions to be taken by Employee in connection with the rendering of Employee's duties.

Section 2. Term of Agreement.

A.     The term of this Agreement shall be effective December 1, 2017 and continue thereafter unless terminated by either party, with or without cause. This agreement shall also automatically terminate upon Employee’s death or Disability. “Disability” shall be defined as the inability of Employee to reasonably perform his duties or responsibilities to Corporation as a result of mental or physical ailment of incapacity, for an aggregate period of ninety (90) calendar days (whether or not consecutive), as determined by a physician designated by Corporation.

B.     Employee expressly acknowledges that this Agreement is terminable at will by Employee or Corporation, with or without cause. If Employee’s employment with Corporation is terminated for any reason, including, but not limited to, Employee’s Disability or as a result of Employee’s death, then Employee (or Employee’s estate) shall be entitled to receive all Annual Base Salary, vacation, benefits and other compensation that has accrued but is unpaid as of the date of termination, including any Incentive Compensation Plan award earned in respect of the immediately preceding calendar year but not yet paid as of the date of termination. Any payments under this provision (except for any Incentive Compensation Plan payment) shall be made within 30 days after the date on which employment terminates.

C.     Notwithstanding anything to the contrary in this Section 2, in the event of the termination of Employee’s relationship with Corporation for any reason whatsoever, Employee shall continue to be obligated to adhere to all obligations under Sections 5-9, 11 and 16.

Section 3. Compensation.

A.     Corporation shall pay Employee a bi-weekly salary, subject to normal withholdings and payable in accordance with the normal payroll practices of Corporation, in the annual amount of Two Hundred Twenty Thousand, Eight Hundred Fifty Dollars ($220,850) (“Annual Base Salary”). Salary may be reevaluated on a yearly basis, but there is no guarantee that compensation shall be increased and the decision as to same remains at the sole discretion of Corporation.

B.     Employee shall have the opportunity to earn certain bonuses, pursuant to the terms of the Corporation’s periodic annual incentive compensation plans. Bonus potential is forty percent (40%) of annual salary based on Corporate Objectives.

C.      Employee shall not be entitled to any compensation after the termination of Employee’s employment for any reason whatsoever, except as provided under Section 2(B).

D.     Corporation has the right to deduct from any amounts payable under this Agreement an amount necessary to satisfy its obligation, under applicable laws, to withhold income or other taxes of Employee attributable to payments made hereunder.

Section 4. Fringe Benefits.

A.     Employee shall receive the following fringe benefits during the course of Employee’s employment:

i.	Medical and dental benefits as shall be approved by Corporation from time-to-time;

ii.

Retirement benefits in accordance with certain retirement plan(s) of Corporation so long as said plans are maintained by Corporation and so long as Employee has fulfilled the requirements under the plan(s);

iii.	Life Insurance benefits as shall be approved by Corporation from time-to-time;

iv.	Short Term Disability benefits, Accidental Death and Dismemberment Insurance as shall be approved by Corporation from time-to-time;

v.	Long-Term Disability benefits, as shall be approved by Corporation from time-to-time;

vi.

Reimbursement for all reasonable business-related travel and entertainment expenses as per the terms of the InfuSystem Expense Guidelines which can be found on Corporation’s computer network. No other expenses shall be reimbursed for any reason whatsoever;

vii.	Unlimited, non-accruing days of Paid Time Off (“PTO”) as per the provisions of Corporation’s Employee Handbook, Paid Time Off Policy 4.08 “Unlimited PTO Policy addendum”.

vii.	Auto allowance of $600 per month;

viii.	The use of a home telephone, cellular phone and laptop computer for business use;

Corporation reserves the right to modify or terminate its benefits plans and arrangements generally for Employee or any group of employees.

B.     Employee shall not be entitled to any fringe benefits not set forth in this Section or Corporation’s Employee Handbook.

C.     Employee specifically acknowledges that Corporation reserves the right to change the terms of Corporation’s Employee Handbook at any time, in its sole discretion.

Section 5.   Non-Disclosure of Confidential Information.

Employee acknowledges that, in and as a result of Employee’s performing the duties hereunder, Employee will be making use of, acquiring, creating and/or adding to confidential and proprietary information of a special and unique nature and value relating to the customers, potential customers, customer lists, suppliers, vendors and agents of Corporation, (“Corporation” for purposes of Section 5, 6 and 7 of this Agreement shall include Corporation, its parent company, subsidiaries and affiliates and related parties, including, but not limited to, InfuSystem, Inc., First Biomedical, Inc. and InfuSystem Holdings USA, Inc.) the contracts, pricing lists, marketing plans, business records, accounting records, sales reports, billing systems, inventory systems, financing and loan documents, bank records, financial records and statements, tax filings and records, account lists, territory reports, quotation forms, advertising and marketing methods and techniques, systems, methodologies, facts, data, patent and license information of Corporation, the computer systems, computer programs, software, web portal solutions, customer sales portal design, development, and programming of Corporation the employee payroll information and records, employee medical records, information contained in employee personnel files or other employee files of Corporation and all other information concerning the business and/or affairs of Corporation, (hereinafter "Confidential Information").

A.     As an inducement for Corporation to enter into this Agreement, Employee agrees that Employee will not, at any time, either during the term of this Agreement or thereafter, divulge, review or communicate to any person, firm, corporation or entity whatsoever, directly or indirectly, or use for Employee’s own benefit or the benefit of others, any Confidential Information which may be in Employee’s possession or to which Employee has access. Employee further acknowledges that all records and lists of the customers and prospective customers of Corporation, and all matters affecting or relating to the business and financial operation of Corporation, are the property of Corporation and are material and confidential and greatly affect the effective and successful conduct of the business of Corporation and the good will of Corporation Employee hereby agrees that Employee shall never divulge, disclose or communicate any such information to any person, firm, corporation or other entity during the term of this Agreement or thereafter.

B.     Employee agrees that any books, manuals, price lists, customer lists, supplier and/or distributor lists, plans, samples or other written or electronic evidence and/or forms of Confidential Information, including, but not limited to emails, computer files and all other electronic media, shall only be used by Employee during the term of this Agreement and constitute the property of Corporation. Employee is only authorized to use these materials while undertaking Employee’s responsibilities under this Agreement. All of these materials must be returned to Corporation or destroyed by Employee upon Employee’s separation from Corporation for any reason whatsoever.

C.     Corporation has informed Employee of the need to keep the terms of this Agreement confidential in order to prevent damage to Corporation’s business and its relationships with its other employees.  Therefore, during the term of this Agreement and thereafter, Employee shall not disclose any of the terms of Employee’s compensation and commission schedule under this Agreement, or any documents generated by Corporation or Employee relating to the calculation of Employee’s compensation or bonuses, to any third party other than Employee’s accountant, financial and legal advisors or spouse, or as required under State or Federal law.  In the event of a breach of this confidentiality provision, Corporation shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, as well as all of its attorney fees and costs expended in enforcing this Section, its actual damages and any other remedies available to it at law or in equity.

Section 6. Covenants Against Competition.

Employee acknowledges that Employee’s duties as herein described are of a special and unusual character which have a unique value to Corporation, the loss of which could not be adequately compensated by damages in an action at law. In view of the unique value to Corporation of the Employee's duties for which Corporation has contracted hereunder, because of the Confidential Information to be retained by or disclosed to Employee as set forth above and as a material inducement to Corporation to enter into this Agreement, Employee covenants and agrees that, unless Corporation and its successors and assigns (including, but not limited to, a purchaser of substantially all of Corporation’s assets) shall cease to engage in business:

A.     During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, solicit the customers of Corporation or divert the customers of Corporation, from doing business with Corporation, and further, shall not induce any individual or entity to refrain from referring customers or work to Corporation. For purposes of this Section 6A, the customers of Corporation, shall include:

i.	any individual, business or governmental entity which purchased goods or services from Corporation at any time prior to the execution of the Agreement or during the term of the Agreement;

ii.

any individual, business or governmental entity whose name appears on a list of prospective customers maintained by Corporation, which list was existing at any time prior to the execution of the Agreement or during the term of the Agreement;

iii.	any suppliers, distributors, vendors or other entities which provided goods or services to Corporation, at any time prior to the execution of the Agreement or during the term of the Agreement; and

iv.

any non-profit organizations, large customer facilities, group purchasing organizations or referral sources which did any business with, or referred any customers to, Corporation, at any time prior to the execution of the Agreement or during the term of the Agreement.

B.     During the term of this Agreement and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, own, manage, operate, join, control, accept employment with, or participate in the ownership, management, operation or control of, or act as an employee, agent or consultant to, or be connected in any manner with, any business which is competitive with Corporation, in any states, territories or provinces of the United States, Canada, Mexico or any other countries in which Corporation has conducted business at any time prior to Employee’s separation from Corporation, or such states, territories or provinces as to which Corporation has future plans to expand its business into, for any reason whatsoever.

C.     At the conclusion of the two (2) year non-competition/non-solicitation period set forth in this Section 6(A) and (B), Corporation may in its sole discretion elect to extend the non-competition/non-solicitation period and provisions of Sections 6(A) and (B) by an additional one (1) year period by paying Employee her Annual Base Salary as set forth in Section 3(A) for a commensurate period of time.

D.     During the term of this Agreement and for a period of three (3) years thereafter, regardless of the reason for Employee’s separation of employment from Corporation, Employee shall not, directly or indirectly, solicit for employment or employ any employees, agents or independent contractors of Corporation or their assigns, unless previously agreed to in writing by Corporation or its assigns. This paragraph shall not apply to contractors with whom Employee has a pre-existing business relationship.

Section 7. Employee's Review of Sections 5 and 6.

A.     Employee has carefully read and considered the provisions of Sections 5 and 6 hereof and, having done so, agrees that the restrictions set forth in such Sections are fair and reasonable and are reasonably required for the protection of the interests of Corporation, its officers, directors and other employees. Employee acknowledges that the restrictions set forth in Sections 5 and 6 hereof will not unreasonably restrict or interfere with Employee’s ability to obtain future employment.

B.     It is the belief of the parties that the best protection which can be given to Corporation which does not in any manner infringe on the rights of Employee to conduct any unrelated business, is to provide for the restrictions described above. In the event any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties. In determining this limitation, it is the intent of the parties that the court recognize that the parties hereto desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

C.     In the event of a breach of Section 5 or 6, Corporation, in addition to and not in limitation of any other rights, remedies or damages available to Corporation at law or in equity, shall be entitled to a permanent injunction, in order to prevent or restrain any such breach by Employee, or by Employee's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Employee.

Section 8. Public Statements.

Employee shall not make any public statements or disclosures regarding the terms of Employee’s employment with Corporation, this Agreement or the termination of Employee’s employment (for any reason whatsoever) which are not pre-approved in writing by Corporation. Further, Employee shall not make, at any time, any public statement that would libel, slander, disparage, denigrate or criticize Corporation, its parent company, subsidiaries and affiliates or any of their respective past or present officers, directors, employees or agents. Notwithstanding this Section, nothing contained herein shall limit or impair the ability of any party to provide truthful testimony in response to any validly issued subpoena.

Section 9. Intellectual Property.

A.     Employee assigns to Corporation all rights, title and interest in and to all creations which are or may become legally protectable or recognized as forms of intellectual property rights, including all works, whether registerable or not, in which copyright, design right or any form of intellectual property rights may subsist, including, but not limited to all innovations, inventions, improvements, marks, grants, designs, processes, methods, formulas, techniques, videotapes, audiotapes and computer programs, (all referred to as “Intellectual Property"), which Employee, either solely or jointly, conceives, makes or reduces to practice during the time that this Agreement is in effect, which relate to or touch upon Employee’s services to Corporation, or any aspect of Corporation’s business, including but not limited to anything related to Confidential Information. All such Intellectual Property shall be the absolute property of Corporation. Employee shall make and maintain written records of and promptly and fully disclose to Corporation all such Intellectual Property.

B.     During and after termination of Employee’s services under this Agreement, Employee shall perform all useful or necessary acts to assist Corporation, as it may elect, to file patent, design, mark and copyright applications in the United States and foreign countries to protect or maintain rights in the Intellectual Property, and also perform all useful or necessary acts to assist Corporation in any related proceedings or litigation as to such Intellectual Property.

Section 10. Rules and Regulations.

Employee agrees to comply with all rules and regulations of Corporation as established from time to time, including, but not limited to, the Employee Handbook and InfuSystem Expense Guidelines.

Section 11. Indemnity.

Employee holds harmless and indemnifies Corporation, its successors and assigns, from and against any and all liabilities, costs, damages, expenses and attorney fees resulting from or attributable to any and all willful, criminal or grossly negligent acts and/or omissions of Employee in connection with Employee's actions under this Agreement; provided, however, that to the extent any such liabilities, costs, damages, expenses and attorney's fees are compensated for by insurance purchased by Corporation and/or Employee, Employee shall not be required to reimburse Corporation for the same.

Section 12. Assignment.

This Agreement is personal to the Employee and Employee may not assign nor delegate any of Employee’s rights or obligations hereunder. Notwithstanding anything to the contrary, in the event of Employee’s death, any amounts owing to Employee as compensation shall be payable to a beneficiary designated in writing by Employee, or if no such designation was made, to Employee’s estate. Corporation may, without Employee’s consent, assign this Agreement to any parent, subsidiary or affiliate of Corporation, to any successor in interest to the business of any of Corporation, or to a purchaser of all or substantially all of the assets of any of Corporation.

Section 13. Partial Invalidity.

If any term, covenant, warranty, section, clause, condition or provision of this Agreement, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof, or the application of such term, covenant, warranty, section, clause, condition or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby. In such event, this Agreement shall be construed in all respects as if such invalid, void or unenforceable provisions, etc., were omitted.

Section 14. Section 409A.

This agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 26 USC s 409A (“Section 409A) and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A. any payments to be made under this Agreement upon termination of employment shall only be made if termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

Section 15. Binding Agreement.

This Agreement shall become effective only upon execution by both parties. The submission of this Agreement for review to Employee shall not be construed to be a binding offer of employment.

Section 16. Miscellaneous.

A.     This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, devisees, legatees, personal representatives, successors and assigns.

B.     Any action or suit by Employee against Corporation arising out of Employee’s employment, termination of employment or this Agreement, including, but not limited to, claims arising under State or Federal civil rights statutes, must be brought within 180 days of the event giving rise to the claims or be forever barred. Employee expressly waives any limitation periods to the contrary.

C.     The prevailing party in any action relating to this Agreement shall be entitled to recovery of all reasonable attorney fees, costs and expenses related to same.

D.     Any notices, designations, consents, offers, acceptances, or other communication desired or required to be given hereunder, shall be in writing and shall be deemed to have been sufficiently given or served for all purposes, if hand-delivered or sent by certified or registered mail, return receipt requested, postage prepaid, or sent by overnight mail to Employee’s last known address, unless notice of a change of address is furnished to Corporation in the manner established by Corporation’s Employee Handbook.

E.      Except as expressly stated herein, this Agreement specifically supersedes any and all negotiations, discussions, proposed drafts and previous employment and compensation agreements, including, but not limited to, offers of employment. Employee remains bound by the terms of the Employee Handbook and all other written policies of the Corporation, although the terms of this Agreement supersede any contradictory terms of such other documents, except for the Non-Disclosure Agreement and the PHI Confidentiality Agreement which Employee must also execute. Employee specifically acknowledges that Employee is not entitled to either deferred compensation, dividends or any ownership interest of any kind in Corporation or any related companies or assets not expressly referenced herein and expressly waives any claims as to same.

F.     This Agreement sets forth the entire understanding of the parties and shall not be changed or terminated orally. The terms of this Agreement can only be changed through a written instrument signed by the CEO or CFO of Corporation. The waiver by Corporation of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

G.     The section headings as herein used are for convenience of reference only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

H.     The parties acknowledge that they jointly drafted this Agreement, that no party can be properly referred to as the drafter of same and that none of the language contained here can be properly construed against either party as the drafter of same.

I.       This Agreement is being executed and delivered in the State of Michigan and shall be governed by and construed and enforced under the laws of the State of Michigan.

J.      The parties expressly agree that the Oakland County Circuit Court shall have exclusive jurisdiction over any disputes arising out of this Agreement and that venue is only appropriate in the said Circuit Court.

K.      This Agreement may be executed (including by facsimile or scanned electronic mail transmission) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Corporation has caused this Agreement to be signed by its duly-authorized Officer, and Employee has signed this Agreement in Madison Heights, Michigan as of the day and year written below.

CORPORATION:	EMPLOYEE:

Richard DiIorio	Thomas M. Ruiz

/s/ Richard DiIorio, President & CEO	/s/ Thomas M. Ruiz
Signature	Signature

Date: 1/3/2018	Date: 1/2/2018